UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

July 1, 2005 (June 30, 2005)

COVENTRY HEALTH CARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16477	52-2073000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817

(Address of principal executive offices) (Zip Code)

(301) 581-0600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre–commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 24(b))

☐ Pre–commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 24(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 – Entry into a Material Definitive Agreement

Coventry Health Care, Inc. (the “Company”) completed financing of a new $450 million Credit Agreement dated as of June 30, 2005 (the “Credit Agreement”) with the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank and Wachovia Bank, National Association, as documentation agents, Lehman Commercial Paper Inc. and Bank of America, N.A., as syndication agents, and Citibank, N.A., as administrative agent. The Credit Agreement provides for a five-year revolving credit facility of $350 million and a five-year term loan of $100 million. The obligations under the Credit Agreement are general unsecured obligations of the Company. The description of the material terms of the Credit Agreement included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this item.

ITEM 1.02 – Termination of a Material Definitive Agreement

As discussed above, the Company has completed financing of $450 million in new credit facilities replacing its existing $450 million credit facilities. As of June 30, 2005, the total outstanding balance of the new credit facilities was $217.5 million. The change in the outstanding credit facilities balance from March 31, 2005 reflects non-scheduled payments of $65 million on April 29, 2005 and $75 million on May 31, 2005.

The original five-year $300 million term loan and five-year $150 million revolving credit facility were part of an agreement entered into by the Company on January 28, 2005 as described in the Company’s previous filing on Form 8-K dated January 28, 2005.

SECTION 2 – FINANCIAL INFORMATION

ITEM 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As discussed above, on June 30, 2005 the Company entered into new credit facilities providing for a revolving credit facility in the maximum principal amount of $350 million and a term loan in the principal amount of $100 million.

The term loan facility has a maturity of five years and requires regularly scheduled annual payments of principal in the amount of $10 million per year. Unless terminated earlier, the revolving credit facility will mature five years after closing and is payable in full upon its maturity on the termination date.

Loans under the new credit facilities bear interest at a margin or spread in excess of either (1) the one-, two-, three-, six-, nine-, or twelve- month rate for Eurodollar deposits (the “Eurodollar Rate”) or (2) the greater of the federal funds rate plus 0.5% or the base rate of the Administrative Agent (“Base Rate”), as selected by the Company. The margin or spread depends on the Company’s non-credit-enhanced long-term senior unsecured debt ratings and varies from 0.450% to 1.750% for Eurodollar Rate advances and from 0.000% to 0.500% for Base Rate advances. Commitment fees will accrue and be payable quarterly in arrears at a rate ranging from 0.100% to 0.375% depending on the Company’s non-credit-enhanced long-term senior unsecured debt ratings, multiplied by the daily average unused portion of the revolving credit facility.

The revolving credit facility provides for a $60 million subfacility for letters of credit. Letter of credit fees are payable in respect of outstanding letters of credit at a rate per annum equal to the applicable margin for Eurodollar Rate advances.

The Credit Agreement contains various affirmative and negative covenants, including, among others, covenants that restrict the ability of the Company and its subsidiaries to: create or permit liens on assets; engage in mergers or consolidations; make accounting changes; dispose of assets; pay dividends or other distributions, purchase or redeem the Company’s equity securities or those of its subsidiaries and make other restricted payments; enter into new lines of business; agree with others to limit the ability of the Company’s subsidiaries to pay dividends or other restricted payments or to make loans or transfer assets to the Company or another of its subsidiaries; agree with others to limit their ability to grant liens on assets. The Credit Agreement also includes covenants that restrict the ability of the Company’s subsidiaries to incur indebtedness and guarantee obligations. The Credit Agreement also requires compliance with specified financial ratios and tests, including a maximum leverage ratio and a minimum fixed charge coverage ratio.

If an event of default under the new credit facilities shall occur and be continuing, the commitments under the new credit facilities may be terminated and the principal amount outstanding under the new credit facilities, together with all accrued unpaid interest and other amounts owing under the Credit Agreement and related loan documents, may be declared immediately due and payable.

The Company will use the net proceeds of the borrowings under the new credit facilities to refinance its existing term loan and revolving credit facility.

The description set forth above in Item 1.01 and this Item 2.03 is qualified by the Credit Agreement, which is filed as an exhibit herewith.

SECTION 9 – FINANCIAL STATEMENT AND EXHIBITS

ITEM 9.01 – Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description of Exhibit
10.1

Credit Agreement, dated June 30, 2005, by and among the Company and the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank and Wachovia Bank, National Association, as documentation agents, Lehman Commercial Paper Inc. and Bank of America, N.A., as syndication agents, and Citibank, N.A., as administrative agent.

99.1	Press Release dated July 1, 2005

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENTRY HEALTH CARE, INC.

By: /s/ Shawn M. Guertin
Shawn M. Guertin
Executive Vice President and Chief Financial Officer

Dated: July 1, 2005

Exhibit Index

Exhibit No.	Description of Exhibit
10.1

Credit Agreement, dated June 30, 2005, by and among the Company and the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank and Wachovia Bank, National Association, as documentation agents, Lehman Commercial Paper Inc. and Bank of America, N.A., as syndication agents, and Citibank, N.A., as administrative agent.

99.1	Press Release dated July 1, 2005

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